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Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Systems Xcellence Inc. (the "Company")

We consent to the inclusion, and the incorporation by reference into, the preliminary prospectus and registration statement, of our audit report dated February 17, 2006, except as to notes 15 and 16, which are as of June 5, 2006, on the consolidated balance sheets of the Company as at December 31, 2004 and 2005, and the consolidated statements of operations, deficit and cash flows for each of the years in the two-year period ended December 31, 2005 included herein.

We also consent to the references to us and the use of our name in the Registration Statement.

/s/ KPMG LLP Toronto, Canada
June 22, 2006

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Consent of Independent Registered Public Accounting Firm